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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 25, 1995

                             PRIME HOSPITALITY CORP.
             (Exact name of Registrant as specified in its charter)

                           COMMISSION FILE NO. 1-6869

           DELAWARE                                               22-2640625
(State or other jurisdiction of                                (IRS employer
 incorporation or organization)                              identification no.)

700 ROUTE 46 EAST, FAIFIELD, NEW JERSEY                              07004
(address of principal executive offices)                           (zip code)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 882-1010


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Item 5. Other Events

            Prime Hospitality Corp. (the "Company" or "Prime") announced its results for the first quarter ended March 31, 1995. For the quarter, Prime reported earnings of $4.2 million or $.13 per share before extraordinary items as compared to $2.8 million or $.09 per share in the first quarter of 1994. Income from recurring operations increased by 89% to $.13 per share in the first quarter of 1995 from $.07 per share in the first quarter of 1994.

Earnings Summary
(In thousands, except per share amounts)

                                                           Three Months Ended
                                                                 March 31,
                                                          1994(1)         1995
                                                          --------       ------
Total revenues .....................................      $ 28,079      $ 48,238
                                                          ========      ========

Costs and expenses:
     Direct hotel operating expenses ...............        13,394        27,179
     Occupancy and other ...........................         2,250         2,610
     General and administrative ....................         3,644         3,873
     Depreciation and amortization .................         1,941         3,976
                                                          --------      --------
         Total costs and expenses ..................        21,229        37,638
                                                          ========      ========

Operating income ...................................         6,850        10,600
                                                          --------      --------
Interest expense ...................................         3,632         4,100
                                                          --------      --------

Income before nonrecurring items,
     net of taxes ..................................         2,228         4,208
Nonrecurring items, net of taxes ...................           612            --
                                                          --------      --------
Income before extraordinary items ..................         2,840         4,208
Extraordinary items - gains on discharges
     of indebtedness, net of taxes .................           111             7
                                                          --------      --------
Net income .........................................      $  2,951      $  4,215
                                                          ========      ========

Net income per common share:
     Income before nonrecurring items ..............      $    .07      $    .13
     Nonrecurring items ............................           .02            --
                                                          --------      --------
     Income before extraordinary items .............           .09           .13
     Extraordinary items ...........................            --            --
                                                          --------      --------
Net income per common share ........................      $    .09      $    .13
                                                          ========      ========
Other data:
     Earnings before interest, taxes,
       depreciation and amortization ...............      $  8,791      $ 14,575

- ---------------
(1) Earnings per share have been restated for 1994 to reflect a 9.4% retroactive reduction in the number of shares distributed under the plan of reorganization of the Company's predecessor.

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         The Company attributed the earnings increase to continued growth in room rates at comparable hotels and the addition of 11 hotels through acquisition or construction during 1994. During the quarter, revenue per available room increased by 8.5% at the comparable owned hotels reflecting the Company's repositioning efforts, yield management programs and improvements in the industry.

         On April 19, 1995, Prime offered for sale $75 million of Convertible Subordinated Notes due April 15, 2002. The notes bear interest at 7% and are convertible into common stock at a price of $12 per share at the option of the holder. The offering is scheduled to be consummated on April 26, 1995. The issue also includes an additional $11,250,000 of notes that are subject to a 30-day option granted to the underwriters to cover over-allotments, if any. The Company plans to use the proceeds primarily to finance the development and acquisition of hotels or hotel portfolios.

         Prime Hospitality owns or manages 87 hotels throughout the United States under its proprietary tradenames AmeriSuites and Wellesley Inns, and under franchise agreements with national hotel chains, including Marriott, Radisson, Sheraton, Holiday Inn, Ramada and Howard Johnson.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       PRIME HOSPITALITY CORP.



Date:    April 25, 1995                By: /s/ David A. Simon
                                          -----------------------------
                                          David A. Simon, President and
                                          Chief Executive Officer


Date:    April 25, 1995                By: /s/ John M. Elwood
                                          -----------------------------
                                          John M. Elwood, Executive
                                          Vice President and Chief
                                          Financial Officer


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